Exhibit 99.1

Press Release:

August 24, 2007

BRIDGFORD FOODS CORPORATION (NASDAQ BRID) ANNOUNCES EARNINGS FOR THE THIRD QUARTER OF FISCAL YEAR 2007

Anaheim, California - Bridgford Foods Corporation (Nasdaq: BRID) today reported sales for the third quarter (12 weeks) ended July 13, 2007 were $26,686,000, a decrease of 5.3% compared to sales in the third twelve weeks of the prior fiscal year.  The Company reported net income of $33,000 in the third quarter of fiscal year 2007 compared to net income of $224,000 in the same quarter of fiscal year 2006.

Sales for the first thirty-six weeks of the 2007 fiscal year were $86,893,000, a 4.6% decrease compared to the same period in 2006.  The Company incurred a net loss of $199,000 in the first thirty-six weeks of 2007 compared to net income of $158,000 in the first thirty-six weeks of last year.

Bridgford Foods Corporation is a producer of frozen dough, microwaveable sandwiches, dry sausages, processed meats and other convenience food products.

BRIDGFORD FOODS CORPORATION

FINANCIAL HIGHLIGHTS

(UNAUDITED)

	12 Weeks Ended	12 Weeks Ended
	Jul 13, 2007	Jul 7, 2006

Sales	$26,686,000	$28,169,000
Cost of products sold, excluding depreciation	$16,954,000	$17,024,000
Selling, general & administrative expenses	$8,936,000	$10,019,000
Depreciation	$717,000	$892,000
Income (loss) before taxes	$79,000	$234,000
Income tax provision (benefit)	$46,000	$10,000
Net income (loss)	$33,000	$224,000
Basic income (loss) per share	$0.00	$0.02
Average shares outstanding	9,924,000	9,964,000

	36 Weeks Ended	36 Weeks Ended
	Jul 13, 2007	Jul 7, 2006

Sales	$86,893,000	$91,049,000
Cost of products sold, excluding depreciation	$56,454,000	$58,087,000
Selling, general & administrative expenses	$28,380,000	$30,230,000
Depreciation	$2,280,000	$2,676,000
Gain on sale of equity securities		$(106,000)
Income (loss) before taxes	$(221,000)	$162,000
Income tax provision (benefit)	$(22,000)	$4,000
Net income (loss)	$(199,000)	$158,000
Basic income (loss) per share	$(0.02)	$0.02
Average shares outstanding	9,940,000	9,968,000

CONTACT:  Bridgford Foods Corporation

                      R. Lancy, 714/526-5533